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                              DRESDNER ADVISORS LLC


                     NOTIFICATION OF OBLIGATION TO REIMBURSE
                              CERTAIN FUND EXPENSES


         NOTIFICATION made [       ], 2003 by Dresdner Advisors LLC, a Delaware
limited liability company (the "Advisor"), to the Allianz Dresdner Daily Asset Fund (the "Fund"), a series of Fixed Income Shares, a Massachusetts business trust (the "Trust").

         The Advisor hereby notifies the Trust on behalf of the Fund that the Advisor shall, through [insert one year anniversary of effective date] (and any subsequent periods as may be designated by the Advisor by notice to the Trust on behalf of the Fund), waive, reduce or reimburse the advisory fee paid to the Advisor with respect to the Fund pursuant to the Investment Advisory Agreement between the Advisor and the Trust on behalf of the Fund as from time to time in effect, or pay such portion of the other operating expenses (not including brokerage commissions and other investment-related costs, hedging transaction costs, taxes, extraordinary, non-recurring and certain other unusual expenses, interest expense and transfer taxes) incurred in the operation of the Fund, to the extent total annual operating expense rate (not including brokerage commissions and other investment-related costs, hedging transaction costs, taxes, extraordinary, non-recurring and certain other unusual expenses, interest expense and transfer taxes) exceeds the 0.053% of the Fund's average daily net assets (the "Post-Reimbursement Expense Limitation").

         In providing this Notification, the Advisor understands and acknowledges that the Trust intends to rely on this Notification, including in connection with the preparation and printing of the Trust's prospectus and its daily calculation of the Fund's net asset value.



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         IN WITNESS WHEREOF, the Advisor has executed this Notification of
Obligation to Reimburse Certain Fund Expenses on the day and year first above written.


                               DRESDNER ADVISORS LLC


                               By:
                                   ---------------------------
                               Name:
                               Title: